PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 50 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 12, 2002                                           Dated May 2, 2003
                                                                 Rule 424(b)(3)

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2008

                             ----------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2008) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:                          U.S.$500,000,000

Maturity Date:                             May 14, 2008

Settlement Date (Original
   Issue Date):                            May 14, 2003

Interest Accrual Date:                     May 14, 2003

Issue Price:                               99.76%

Specified Currency:                        U.S. Dollars

Redemption Percentage
   at Maturity:                            100%

Base Rate:                                 LIBOR

Spread (Plus or Minus):                    Plus 0.40% per annum

Spread Multiplier:                         N/A

Index Currency:                            U.S. Dollars

Index Maturity:                            3 Months

Maximum Interest Rate:                     N/A

Minimum Interest Rate:                     N/A

Initial Interest Rate:                     To be determined on the second
                                           London banking day immediately
                                           preceding the original issue date

Initial Redemption Date:                   N/A

Initial Redemption
   Percentage:                             N/A

Annual Redemption
   Percentage Reduction:                   N/A

Optional Repayment
   Date(s):                                N/A

Interest Payment Dates:                    Each February 14, May 14, August
                                           14 and November 14, commencing
                                           August 14, 2003; provided that if
                                           any such day (other than the
                                           Maturity Date) is not a business
                                           day, that interest payment date will
                                           be the next succeeding day that is a
                                           business day, unless that succeeding
                                           business day would fall in the next
                                           calendar month, in which case such
                                           interest payment date will be the
                                           immediately preceding business day.

Interest Payment Period:                   Quarterly

Interest Reset Dates:                      Each interest payment date

Interest Reset Period:                     Quarterly

Interest Determination
   Dates: The second London banking day immediately preceding each interest reset date

Reporting Service:                         Telerate (Page 3750)

Business Days:                             London and New York

Calculation
   Agent: JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (London Branch)

Agent:                                     Morgan Stanley & Co. International
                                           Limited

Denominations:                             U.S.$100,000

Common Code:                               016837393

ISIN:                                      XS0168373933

Other Provisions:                          See below

      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

ING                                                     KBC INTERNATIONAL GROUP

Supplemental Information Concerning Plan of Distribution:


     On May 2, 2003, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.51% which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.76% less a combined management and underwriting commission of ..25% of the principal amount of the Euro Floating Rate Senior Bearer Notes Due 2008.

                                                         Principal Amount of
                                                        Senior Floating Rate
Name                                                            Notes
----                                                    --------------------
Morgan Stanley & Co. International Limited............      U.S.$490,000,000
ING Bank NV...........................................             5,000,000
KBC Bank NV...........................................             5,000,000
                                                            ----------------
                Total.................................      U.S.$500,000,000
                                                            ================






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